Exhibit 99.1

Prothena Reports Third Quarter 2014 Financial Results and R&D Progress

•	Net cash used in operating activities was $12.3 million in the third quarter, while quarter-end cash position of $306.2 million provides solid runway for advancement of multiple programs

•	Initial indication for PRX003 targeted to psoriasis to leverage rapid proof-of-biology and inform future clinical pathway

•	NEOD001, for the treatment of AL amyloidosis, remains on track for Phase 2/3 study initiation later this year

DUBLIN, Ireland - November 3, 2014 - Prothena Corporation plc (NASDAQ:PRTA), a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion, today reported financial results for the third quarter and nine months ended September 30, 2014 and provided an update on its lead programs.

Prothena reported a net loss of $13.2 million for the third quarter of 2014 and net income of $6.0 million for the first nine months of 2014 as compared to net losses of $9.7 million and $29.9 million for the third quarter and first nine months of 2013, respectively.

“Following extensive preclinical testing of PRX003, we expect to initiate a Phase 1 single ascending dose study in the first half of 2015, with a multiple ascending dose study following in 2016,”said Gene Kinney, Ph.D., Chief Scientific Officer and Head of Research and Development of Prothena. “We believe PRX003 has broad potential to treat inflammatory disorders. Our clinical strategy to pursue psoriasis initially will allow for rapid feedback on the biological activity of our therapeutic agent and establish a solid clinical foundation to inform our decisions as we explore the full development potential of this exciting antibody.”

“We remain on track to report additional data from the ongoing Phase 1 clinical study for NEOD001 in patients with AL amyloidosis and also to initiate a Phase 2/3 study, both this quarter,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. "Importantly, we expect to have three promising programs in clinical development in 2015 and a solid balance sheet to support the continued advancement of our pipeline, positioning us to bring these new disease-modifying therapeutic options to patients as quickly as possible.”
Third Quarter 2014 and Recent Highlights

•	Selected psoriasis as a potentially rapid clinical path to proof-of-biology for PRX003

•
Confirmed a deficiency of goose bump (pilomotor) and sweat (sudomotor) skin responses as a potential new non-invasive biomarker for early-stage Parkinson's disease, based on data resulting from a Prothena-sponsored study presented by Dr. Timo Siepmann at the Federation of European Physiological Societies 2014 Congress

•	Advanced PRX002 into a Phase 1 multiple ascending dose study in patients with Parkinson’s disease, under our collaboration with Roche

Research and Development Pipeline Highlights

Prothena's research and development pipeline includes three lead therapeutic antibody programs that the Company is continuing to advance.

NEOD001 is a monoclonal antibody for the potential treatment of AL amyloidosis.

•	Expect additional data from the multiple ascending dose Phase 1 study in patients to be shared later this year

•	Initiation of Phase 2/3 clinical trial in patients with AL amyloidosis later this year and ready key clinical site(s) by year-end

PRX002 is a monoclonal antibody for the potential treatment of Parkinson's disease and other related synucleinopathies, and is the primary focus of Prothena's worldwide collaboration with Roche.

•	Expect data from Phase 1 single ascending dose clinical study in healthy subjects in the first half of 2015

•	Expect data from Phase 1 multiple ascending dose clinical study in patients with Parkinson’s disease in 2016

PRX003 is a monoclonal antibody for the potential treatment of psoriasis and other inflammatory diseases.

•	Announced psoriasis as initial indication for potentially rapid clinical path to proof-of biology

•	Continue to conduct Investigational New Drug (IND) enabling toxicology studies and preparative Chemistry, Manufacturing and Controls (CMC) activities

•	Initiation of Phase 1 single ascending dose trial planned for first half of 2015

Third Quarter and First Nine Months of 2014 Financial Results and Guidance

Prothena reported a net loss of $13.2 million for the third quarter of 2014 and net income of $6.0 million for the first nine months of 2014 as compared to net losses of $9.7 million and $29.9 million for the third quarter and first nine months of 2013, respectively. Net loss per share for the third quarter was $0.48 per share and net income per share for the first nine months of 2014 was $0.24 on a diluted basis as compared to net loss per share of $0.55 and $1.69 for the third quarter and first nine months of 2013, respectively.

Prothena reported total revenue of $1.5 million and $48.8 million in the third quarter and first nine months of 2014, respectively, as compared to total revenue of $0.2 million and $0.5 million for the third quarter and first nine months of 2013, respectively. The increase was primarily due to $1.3 million and $48.4 million in collaboration revenue recognized in relation to the PRX002 collaboration with Roche in the third quarter and first nine months of 2014, respectively.

Research and development (R&D) expenses totaled $10.4 million and $28.3 million for the third quarter and first nine months of 2014, respectively, as compared to $6.3 million and $20.5 million for the third quarter and first nine months of 2013, respectively. The increase in R&D expenses was primarily due to increased external expenses related to product manufacturing and clinical trials and higher personnel costs. R&D expenses included non-cash share-based compensation expense of $0.6 million and $1.7 million for the third quarter and first nine months of 2014, respectively, as compared to $0.3 million and $0.6 million of the third quarter and first nine months of 2013, respectively.

General and administrative (G&A) expenses totaled $4.2 million and $14.0 million for the third quarter and first nine months of 2014, respectively, as compared to $3.4 million and $9.8 million for third quarter and first nine months of 2013, respectively. The increase in G&A expenses was primarily due to increases in personnel costs and higher consulting expenses for the third quarter and first nine months of 2014 as well as higher external legal costs for the first nine months of 2014. G&A expenses included non-cash share-based compensation expense of $0.8 million and $2.5 million for the third quarter and first nine months of 2014, respectively, as compared to $0.6 million and $1.4 million for the third quarter and first nine months of 2013, respectively.

Total non-cash share-based compensation expense for the third quarter and first nine months of 2014 was $1.4 million and $4.2 million, respectively, as compared to $1.0 million and $2.0 million for the third quarter and first nine months of 2013, respectively.

As of September 30, 2014, Prothena had $306.2 million in cash and cash equivalents and no outstanding debt. As of October 24, 2014, Prothena had 27,384,124 ordinary shares outstanding.

The Company reported net cash used in operating activities of $12.3 million in the third quarter of 2014 and net cash provided by operating activities of $11.8 million for the first nine months of 2014. The Company continues to expect a net cash burn from operating activities of $7 to $12 million for 2014, and now expects to end the year with approximately $285 million in cash (mid-point). The estimated 2014 net cash burn from operating activities is primarily driven by an estimated net loss of $13 to $18 million, which includes an estimated $6 million of non-cash share-based compensation expense.

Upcoming Investor Conference

Members of the management team will be attending and/or presenting at the following upcoming investor conferences:

•	2014 Credit Suisse Healthcare Conference on Tuesday, November 11, 2014 at 12:00 pm ET at The Arizona Biltmore in Phoenix, AZ

•	2014 RBC Capital Markets’ Healthcare Investor Day on Thursday, December 4, 2014 at the JW Marriott in Denver, CO

•	Oppenheimer 25th Annual Healthcare Conference, December 11, 2014 at 10:55 am ET at the Crowne Plaza Hotel in New York, NY
A live webcast of the Credit Suisse and Oppenheimer presentations can be accessed through the investor relations section of the Company's website at www.prothena.com. Following each of the live presentations, a replay of the webcasts will be available on the Company's website for 90 days following the presentation date.

About Prothena

Prothena Corporation plc is a clinical stage biotechnology company focused on the discovery, development and commercialization of novel antibodies for the potential treatment of diseases that involve protein misfolding or cell adhesion. The Company focuses on therapeutic monoclonal antibodies directed specifically to disease-causing proteins and its antibody-based product candidates target a number of potential indications including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and other related synucleinopathies (PRX002) and novel cell adhesion targets involved in psoriasis and other inflammatory diseases (PRX003).

For more information, please visit the Company’s website at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the strength of our cash position; the timing of our planned Phase 2/3 study for NEOD001; the timing of our initiation of a Phase 1 study of PRX003; the treatment potential of PRX003 and our strategy for advancing PRX003; the timing of sharing additional data from the ongoing Phase 1 clinical trial of NEOD001; the promise of our three leading programs; the strength of our balance sheet in 2015; the timing of having data from the Phase 1 studies for PRX002; our ability to continue IND toxicology studies and preparative CMC activities in PRX003; our anticipated net cash burn from operating activities for 2014 and expected cash balance at the end of 2014; and our estimated net loss and non-cash share-based compensation expense for 2014. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 7, 2014, and our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena's expectations.

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Collaboration revenue	$1,349	$—	$48,429	$—
Revenue—related party	137	171	412	509
Total revenue	1,486	171	48,841	509
Operating expenses:
Research and development	10,388	6,348	28,345	20,452
General and administrative	4,230	3,389	14,040	9,782
Total operating expenses	14,618	9,737	42,385	30,234
Income (loss) from operations	(13,132)	(9,566)	6,456	(29,725)
Other income, net	191	14	192	50
Income (loss) before income taxes	(12,941)	(9,552)	6,648	(29,675)
Provision for income taxes	241	137	688	267
Net income (loss)	$(13,182)	$(9,689)	$5,960	$(29,942)
Net income (loss) per share attributable to holders of ordinary shares
Basic	$(0.48)	$(0.55)	$0.25	$(1.69)
Diluted	$(0.48)	$(0.55)	$0.24	$(1.69)
Shares used to compute net income (loss) per share attributable to holders of ordinary shares
Basic	27,370	17,679	23,758	17,679
Diluted	27,370	17,679	24,722	17,679

PROTHENA CORPORATION PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	September 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$306,153	$176,677
Other current assets	2,666	1,545
Total current assets	308,819	178,222
Property and equipment, net	3,282	3,372
Other non-current assets	1,496	816
Total assets	$313,597	$182,410
Liabilities and Shareholders’ Equity
Accrued research and development	$4,635	$1,542
Other current liabilities	5,336	5,864
Total current liabilities	9,971	7,406
Non-current liabilities:	2,065	1,734
Total liabilities	12,036	9,140
Total shareholders’ equity	301,561	173,270
Total liabilities and shareholders’ equity	$313,597	$182,410

Contact
Investors:  Tran Nguyen, CFO
650-837-8535, IR@prothena.com
Media:  Angela Bitting
925-202-6211, angela.bitting@prothena.com